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EXHIBIT 99.1

PRESS RELEASE

GREAT AMERICAN FINANCIAL CORPORATION INTENDS TO DEREGISTER UNDER THE SECURITIES ACT, DELIST ITS COMMON STOCK FROM THE NASDAQ BB AND COMMENCE TRADING THROUGH THE "PINK SHEETS".

April 29, 2003

Norristown, Pa. -(PR Newswire)---- April 29th 2003- Great American Financial Corporation (OTCBB:GAFL) (the "Company") announced that it intends to file a Form 15 with the Securities and Exchange Commission (the "Commission") to deregister its common stock, par value .001 per share (the "common Stock") under the Securities Act of 1934, as amended, which will terminate the Company's obligation to file periodic and annual reports with the Commission.

The Company has determined that, as it has been severely hindered from normal operations due to the confiscation of its primary assets of equipment, software and corporate records by Global Interactive Direct, Inc (GID), and its principal, Joseph Mustilli, it cannot continue in its past operations and cannot afford the fees and expenses relating to the filing of periodic reports to the Commission.

The actions of GID and Mustilli are the subject of a lawsuit filed in the Court of Common Pleas of Chester County, PA.

The Company intends to continue to provide its shareholders with financial information and will hold annual meetings.

It is anticipated that the Common Stock will be traded on the over- the- counter market under the symbol" GAFL", on the "Pink Sheets", a centralized quotation service that collects and publishes market maker quotes in real time primarily through its web site, www.pinksheets.com

Great American Financial Corporation is currently reorganizing and changing its business purpose. It intends to eliminate all contact with the Gaming Industry and liquidate any related assets.

CONTACT INFORMATION:
GREGORY R. NOONAN, ESQ.
610-277-0180
IGACIR@AOL.COM